AMERUS LIFE HOLDINGS, INC.
               EXHIBIT 12 - STATEMENT RE:  COMPUTATION OF RATIOS
                        RATIO OF EARNINGS FIXED CHARGES


                                              Years Ended December 31,
                                 -----------------------------------------------
                                 1997       1996    1995       1994      1993
                                 ----       ----    ----       ----      ----
                                               (In thousands)

Earnings:

Income before income taxes
     and accounting changes      $80,081  $118,032  $110,550   $26,131   $55,775

Add, Combined Fixed Charges       74,866    68,396    80,476    83,403    89,305
                                 -------  --------  --------   -------   -------
Adjusted Earnings                155,047   186,428   191,026   109,534   145,080
                                 =======  ========  ========   =======   =======
Fixed Charges:

Interest on indebtedness          $7,961    $2,142    $2,356    $5,356    $6,991

Preferred stock dividends          7,019         -         -         -         -

Interest credited to deferred
     annuities                    59,886    66,254    78,120    77,980    82,314
                                 -------   -------   -------   -------   -------
                                 $74,866   $68,396   $80,476   $83,403   $89,305
                                 =======   =======   =======   =======   =======
Ratio of Earnings to
     Combined Fixed
     Changes and Preferred
     Stock Dividends                2.07      2.73     2.37       1.31      1.62